UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2009

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Cogdell Spencer Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-32649	20-3126457
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4401 Barclay Downs Drive, Suite 300 Charlotte, North Carolina		28209
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (704) 940-2900

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 3, 2009, MEA Holdings, Inc. (the “Borrower”), an indirect subsidiary of Cogdell Spencer Inc. (the “Company”), entered into the First Amendment to Senior Secured Term Loan Agreement (the “Amendment”) with KeyBank National Association, as agent and as lender, the other lenders party thereto, and the Company, Cogdell Spencer LP, CS Business Trust I and CS Business Trust II, Erdman Company, Marshall Erdman Development, LLC and Erdman Architecture & Engineering Company, as guarantors.  The Amendment amends the Senior Secured Term Loan Agreement (the “Term Loan”), dated March 10, 2008.  The Amendment, among other things, amends certain financial covenants relating to the Borrower and its wholly owned subsidiary, Erdman Company, as well as certain other provisions of the Term Loan, including (1) the elimination of the minimum adjusted consolidated EBITDA covenant (previously $22.5 million), (2) a modification of the maximum adjusted consolidated senior indebtedness to adjusted consolidated EBITDA covenant to 3.50 to 1.00 through March 2011 and 3.00 to 1.00 from April 2011 to final maturity (previously 4.25 to 1.00 as of March 31, 2009, decreasing to 3.75 to 1.00 as of July 1, 2009), (3) an increase in the interest rate from LIBOR plus 3.50% to LIBOR plus 4.50% and (4) payment of a market based modification fee.  The Amendment was subject to the repayment of $50.0 million of the outstanding balance under the Term Loan by the Borrower (which amount was repaid on June 3, 2009) and certain other customary terms and conditions.

The preceding description is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

10.1 First Amendment to Senior Secured Term Loan Agreement, dated June 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGDELL SPENCER INC.

By:	/s/ Frank C. Spencer
Name: Frank C. Spencer
Title: Chief Executive Officer and President

Date:  June 9, 2009

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